                              LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Composite Solutions, Inc., a Florida corporation having an address at 7777 Fay Ave., Suite 112, La Jolla, CA 92032 ("LICENSEE") and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer Office, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD").

This Agreement is effective on the date of the last signature ("Effective
Date").

                                   RECITALS

WHEREAS, the inventions disclosed in UCSD Case Docket No. SD96-040 and titled "Modular Carbon Shell Concrete Structures" ("Invention"), were made in the course of research at UCSD by Profs. Gilbert A. Hegemier and Frieder Seible and their associates (hereinafter and collectively, the "Inventors") and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. Sections 200-212 and applicable regulations;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree;


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                           ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 "Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 "Sublicensee" means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.3 "Field" mean the modular structures including bridges and buildings involving carbon or carbon/hybrid tubes filled or unfilled with concrete, including the means (joints, connectors, and related assembly) for joining two or more such tubes together to form multi-tubular structures.

1.4  "Territory" means world-wide.

1.5 "Term" means the period of time beginning on the Effective Date and ending on the later of (1) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date.

1.6 "Patent Rights" means any of the following: the US patent application (serial number 08/597,010, titled "Modular Fiber Reinforced Composite Structural Member") disclosing and claiming the Invention, filed by Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.7 "Technology" means the written technical information relating to the Invention which the Inventors provide to LICENSEE prior to the Effective Date and which the Inventors may provide to LICENSEE during the Term of this Agreement.

                                                                             2

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1.8     "Sponsor Rights" means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. SS 200-212 and applicable governmental implementing regulations.

1.9 "Licensed Method" means any method that uses Technology, or is covered by Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, and infringement of any pending or issued and unexpired claim within Patent Rights.


1.10 "Licensed Product" means any service, composition or product that uses the Invention or Technology, or is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of same which would constitute, but for the license granted to LICENSEE by UNIVERSITY herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.11 "Net Sales" means the total of the gross invoice prices of Licensed Products sold by LICENSEE, its Sublicensee, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.12 "Patent Costs" means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.13 "Combination Product" means any product which is a Licensed Product and contains other product(s) or product component(s) that (i) does not use Invention, Technology or Patent Rights; (ii) the sale, use or import by itself does not contribute to the infringement of Patent Rights; (iii) can be sold separate;y by LICENSEE, its sublicensee or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

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

                               ARTICLE 2. GRANTS

2.1 LICENSE. Subject to the limitations set forth in this Agreement and Sponsor's Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts a license under Patent Rights to make =, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and using the Term.

The license granted herein is co-exclusive and LICENSEE understands and acknowledges that UNIVERSITY has the right to grant one license to a third party under Patent Rights to make, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term.

UNIVERSITY shall not grant a third license under Patent rights or to use Technology in the Field, within the Territory and during the Term.

2.2  SUBLICENSE.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicense to third parties during the Term but only for as long the license is exclusive.

(b) With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

        (1) not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY.

        (2) to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

        (3) promptly provide UNIVERSITY with a copy of each sublicense issued; and

        (4) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses.

2.3    RESERVATION OF RIGHTS.  UNIVERSITY reserves the right to:

(a) use the Invention, Technology and Patent Rights for educational and research purposes;

(b) publish or otherwise disseminate any information about the Invention and Technology at any time; and

(c) allow other nonprofit institutions to use Invention, Technology and Patent Rights for educational and non-commercial research purposes in their facilities.


                          ARTICLE 3.  CONSIDERATIONS

3.1 FEES AND ROYALTIES. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial considerations for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay UNIVERSITY:

       (a) A LICENSE ISSUE FEE of five thousand dollars (US$ 5,000.00) upon execution of this Agreement;

       (b) A MILESTONE PAYMENT of thirty five thousand dollars (US$ 35,000.00) upon issuance any US patent covered under Patent Rights (paragraph 1.6);

       (c) AN EARNED ROYALTY of one and one half percent (1.5%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s);

       (d) fifty percent (50%) of all SUBLICENSE FEES received by LICENSEE from its Sublicensees that are not earned royalties;

       (e) on each and every SUBLICENSE ROYALTY payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, the higher of (i) fifty percent (50%) of the royalties received by LICENSEE; or (ii) royalties based on the royalty rate in Paragraph 3.1(d) as applied to Net Sales of Sublicensee;

       (f) beginning the calendar year of the Effective Date if the total earned royalties paid by LICENSEE under Paragraphs 3.1(c) and (e) to UNIVERSITY in any such year cumulatively amounts to less than the amount specified herein for each calendar year ("MINIMUM ANNUAL ROYALTY"), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year of the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(b) and
             (d).

             2000       US$ 10,000
             2001       US$ 20,000
             2002       US$ 30,000
             2003       US$ 40,000
             2004       US$ 50,000 and for each calendar year of the Agreement
                    thereafter.

       All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(f) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2 PATENT COSTS. LICENSEE shall reimburse UNIVERSITY for one-half (1/2) of all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs within thirty (30) days following receipt by LICENSEE of an itemized invoice from UNIVERSITY.

       One-half (1/2) of Past Patent Costs are estimated to be thirty nine thousand six hundred and ninety seven dollars (US$ 39,697.00), to be paid in six (6) equal payments of six thousand six hundred sixteen dollars and sixteen cents (US$ 6,616.16) on 1 Oct 1999, 1 Jan 2000, 1 Apr 2000, 1 July 2000, 1 Oct 2000, and 1 Jan 2001.

3.3  DUE DILIGENCE.

(a)  LICENSEE shall:

       (1) diligently proceed within a reasonable time with the development, manufacture and sale of Licensed Products according to the business plan provided by LICENSEE to UNIVERSITY;

       (2) market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Product's;

       (3) should LICENSEE'S License be converted to an exclusive license, then reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and


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      (4)   obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(1)-(4), the UNIVERSITY shall have the right and option, subject to LICENSEE'S right to written notice and rights to cure provided herein under paragraph 7.1. to either terminate this Agreement or change LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

                    ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1   REPORTS.

(a)   PROGRESS REPORTS.

      (1) Beginning January 1, 2000 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to UNIVERSITY semi-annual progress reports covering LICENSEE's (and Affiliate's and Sublicensee's) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

      (2) LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b) ROYALTY REPORTS. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

      (1) the gross sales, deductions as provided in Paragraph 1.11, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

      (2)   the number of each type of Licensed Product sold;

      (3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

      (4)   the method used to calculate the royalties; and

      (5)   the exchange rates used.

      If no sales of Licensed Products has been made and no sublicense revenues has been received by LICENSEE during any reporting period, LICENSEE shall so report.

(c) To the extent allowed by law, all records and other proprietary business information of LICENSEE made available to UNIVERSITY'S under foregoing paragraphs 4.2(a) and 4.2(b) shall be held by UNIVERSITY and UNIVERSITY'S inspecting agents in strictest confidence and shall not be disclosed to any person or entity except for those persons who need to have access to the same for the specific and limited purposes intended by those sections to determine the compliance of LICENSEE with respect to LICENSEE'S obligation to make royalty payments under this Agreement. All such records, upon the completion of the audit, shall be returned to LICENSEE with no copies being retained except those limited records necessary to resolve a claim against LICENSEE if and when a reasonable dispute exists about such payments.

4.2   RECORDS & AUDITS.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY'S Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For


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underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3  PAYMENTS.

(a) All fees and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY'S taxpayer identification number, 95-6006144. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into eqivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)  Royalty Payments.

     (1) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

     (2) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

     (3) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the governments of such country on the payment of royalty income except that all payments made by LICENSEE in fulfillment of UNIVERSITY'S tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

     (4) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.


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     (5)  LICENSEE shall not collect royalties from, or cause to be paid on
          Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

     (6) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall nor, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(b) LATE PAYMENTS. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY. The payment of such interest shall not foreclose UNIVERSITY from exercising any other rights it may have as a consequence of the lateness of any payment. In no event shall this paragraph be construed as a grant of permission for any payment delays.

                           ARTICLE 5.  PATENT MATTERS

5.1  PATENT PROSECUTION AND MAINTENANCE.

(a) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

     If UNIVERSITY decides not to file patent applications in any country or countries in which LICENSEE deems patent protection to be necessary, LICENSEE may require that such application or applications be made and prosecuted by UNIVERSITY in such countries. Should the other third party licensee choose not to participate in that third party's share of such application, LICENSEE agrees to pay the full expense of such application or applications.


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

     UNIVERSITY will use best efforts to amend that third party's license to grant LICENSEE an exclusive license in such country to countries to which such patent application apply.

(b) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(d) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three
     (3) months' written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent.

5.2  PATENT INFRINGEMENT.

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) LICENSEE may request UNIVERSITY to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated thirty (30) days following LICENSEE's request, UNIVERSITY shall elect to or not to commence suit on its own account. UNIVERSITY shall give notice of its election in writing to LICENSEE by the end of the one hundredth (100) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if UNIVERSITY elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UNIVERSITY may join that suit at its own expense.


(c) Unless otherwise agreed to by the parties to this Agreement via good faith negotiations, recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Likewise, unless otherwise agreed to by the parties to this Agreement via good faith negotiation, legal actions brought jointly by UNIVERSITY and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them first in proportion to the share of direct out-of-pocket expense paid by each party to investigate and pursue the claims against the infringement and second in proportion to damages occurred on each in that action.

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 PATENT MARKING. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                        ARTICLE 6. GOVERNMENTAL MATTERS

6.1 GOVERNMENTAL APPROVAL OR REGISTRATION. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 EXPORT CONTROL LAWS. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 PREFERENCE FOR UNITED STATES INDUSTRY. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US.



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


                     ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 TERMINATION BY THE REGENTS. If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, or if a complete cure is impractical under the circumstances within that time, then reasonably commenced an effective plan of rectification within that time, UNIVERSITY may terminate this Agreement and the license granted herein or exercised UNIVERSITY'S alternative option under paragraph 3.3(b) by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees or royalties owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2   TERMINATION BY LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE's reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 SURVIVAL ON TERMINATION. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)   Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)   Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)   Paragraph 8.2 (Indemnification);

(d)   Article 9 (USE OF NAMES AND TRADEMARKS);

(e)   Paragraph 10.2 hereof (Secrecy);

(f)   Paragraph 10.5 (Failure to Perform); and

(g)   Paragraph 7.3 (Survival on Termination)


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

7.4 DISPOSITION OF LICENSED PRODUCTS ON HAND. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.


              ARTICLE 8.  LIMITED WARRANTY AND INDEMNIFICATION

8.1  LIMITED WARRANTY.

(a)  UNIVERSITY warrants that it has the lawful right to grant this license.

(b) THE LICENSE GRANTED HEREIN AND THE ASSOCIATED TECHNOLOGY AND INVENTION ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. UNIVERSITY MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT, LICENSED METHOD OR THE USE OF PATENT RIGHTS OR TECHNOLOGY WILL NOT INFRINGE ANY OTHER PATENT OR OTHER PROPRIETARY RIGHTS.

(c) IN NO EVENT SHALL UNIVERSITY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THE LICENSE GRANTED HEREIN OR THE USE OF THE INVENTION, LICENSED PRODUCT, LICENSED METHOD OR TECHNOLOGY.

(d)  Nothing in this Agreement shall be construed as:

     (1) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

     (2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

     (3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

     (4) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights;

     (5) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

     (6)  an obligation to update Technology.

8.2  INDEMNIFICATION.

(a) LICENSEE shall indemnify, hold harmless, and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at it sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

     (1)  comprehensive or commercial general liability insurance
          (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

     (2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall; (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectible insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

                      ARTICLE 9.  USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents Of The University Of California" or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2 UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made. UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.


                    ARTICLE 10.  MISCELLANEOUS PROVISIONS

10.1 CORRESPONDENCE. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

      (a)  on the date of deliver if delivered in person, or

      (b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

           IF SENT TO LICENSEE:
           Composite Solutions, Inc.
           Attention: Tom Burke
           7777 Fay Ave., Suite 112
           La Jolla, CA 92032

          If sent to UNIVERSITY:
          Technology Transfer & Intellectual Property Services. Mail code 0910
          Attention: Director
          University of California, San Diego
          9500 Gilman Drive
          La Jolla, CA 92093-0910

10.2 SECRECY.

(a) "Confidential Information" shall mean information, including Technology, relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30 days) of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE;

(b)   Licensee shall:

      (1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement.

      (2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature.

      (3) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

            (i) LICENSEE can demonstrate by written records was previously known to it.

            (ii) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or

            (iii) is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; and

(b) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 ASSIGNABILITY. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY.

10.4 NO WAIVER. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 FAILURE TO PERFORM. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6 GOVERNING LAWS. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 FORCE MAJEURE. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8 HEADINGS. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings either oral or written, between the parties relating to the subject matter hereof.

10.10 AMENDMENTS. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 SEVERABILITY. In the event that any of the provisions contained in this Agreement is held to be invalid. illegal, or unenforceable in any respect, such invalidity,illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.



COMPOSITE SOLUTIONS, INC.:                  THE REGENTS OF THE
                                            UNIVERSITY OF CALIFORNIA

By /s/ Tom Burke                            By /s/ Alan S. Paau
   -----------------------                     ---------------------
        (Signature)                                 (Signature)

Tom Burke                                   Alan S. Paau
President, Composite Solutions              Director, Technology Transfer Office

Date August 4, 1999                         Date August 4, 1999
     -------------------------             -------------------------------


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